SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 N-8A AMENDMENT

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         This amendment is filed to change the Form N-8A filed Friday, April 28, 2000 with Accession No. 0000894189-00-000258. Such Form N-8A should be disregarded.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of White Plains and State of New York on the 31st day of May, 2000.

                                    Signature: KINETICS MUTUAL FUNDS, INC.
                                              ------------------------------


                                    By: /S/ STEVEN R. SAMSON
                                       -------------------------
                                        Steven R. Samson
                                        President and Chairman

Attest: /S/ MURRAY STAHL
       -------------------
        Murray Stahl
        Director